UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 2, 2009

Saia, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-49983	48-1229851
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia		30097
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	770-232-5067

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On April 2, 2009, Saia, Inc. announced actions the Company is taking to reduce expenses and strengthen its financial position in response to the continued deterioration of volumes and yields due to the economy. In the first quarter of 2009, the Company’s LTL tonnage per day is down more than seven percent from the prior year quarter while in the fourth quarter of 2008 LTL tonnage per day was down 4.7 percent. The Company’s total tonnage per day in the first quarter of 2009 was down more than nine percent and total revenue per day is down approximately sixteen percent compared to the prior year quarter.
The cost reduction actions consist of a reduction in compensation equal to ten percent of salary for the Company’s leadership team and a five percent wage reduction for hourly, linehaul and salaried employees in operations, maintenance and administration. The Company also reduced annual retainer and meeting fees paid to the non-employee members of the Company’s Board of Directors by ten percent. These cost reduction actions were taken in an effort to save approximately $18 million annually.
The Company had previously suspended the 401(k) match effective February 1, 2009 which is expected to provide annualized savings of $6 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saia, Inc.

April 2, 2009	By:	James A. Darby

Name: James A. Darby
Title: Vice President of Finance and Chief Financial Officer